Exhibit 99.2

D&E Communications, Inc.

Annual Shareholders’ Meeting

April 23, 2009

Slide 1: Welcome to the D&E Communications, Inc. Annual Shareholders’ Meeting

Good morning and welcome ladies and gentlemen to the annual shareholders’ meeting of D&E Communications.

Today, I’d like to share important information with you about your company. The following presentations will be filed with the United States Securities and Exchange Commission (“SEC”) on Form 8-K. It will be available on D&E’s website at www.decommunications.com and on the SEC website at www.sec.gov.

Slide 2: Disclosure Regarding Forward-Looking Statements

This slide contains our disclosure regarding forward-looking statements. During today’s presentation, we may make forward-looking statements and this disclosure qualifies such statements.

Slide 3: Regulation G Disclosure

In the presentation, we use the operating measure Adjusted EBITDA. Adjusted EBITDA is a non-GAAP operating measure under Regulation G promulgated by the Securities and Exchange Commission. It is one of several measures that management uses to monitor performance.

Slide 4: Agenda

Our agenda today will cover a few specific areas:

•	A review of our 2008 results presented by Mr. Thomas Morell, our CFO and myself;

•	Recognition of our Delivering Excellence award winners;

•	A special recognition for someone who has dedicated decades to the service of D&E; and

Finally, we’ll take any questions you may have about our company.

Slide 5: 2008 Highlights

2008 was a challenging year for many businesses, consumers and households. Significant volatility in equity markets as well as credit markets, coupled with decreases in consumer spending and increases in unemployment made the year unprecedented. Our industry and our company felt some of the pain associated

D&E Communications, Inc.

Annual Shareholders’ Meeting

April 23, 2009

with the economic downturn. Even with this as a backdrop, D&E did see a number of positive results in the operations of the business for the year.

Our Adjusted EBITDA for the year was $64.4 million for an increase of $400,000 over last year. In addition to an increase in Adjusted EBITDA, we also improved the EBITDA margin. The Adjusted EBITDA margin for the year was 43.1% compared to 42% in 2007, or an increase of 110 basis points.

A main driver of the improvement in Adjusted EBITDA was the significant improvement in the financial performance of our Systems Integration segment. We’ve made significant changes to the focus, alignment, execution and staffing of the SI segment and those changes are beginning to pay off. For 2008, we reported positive Adjusted EBITDA of $31,000 for the SI segment. While this is not a large number, it does represent a $2 million improvement over 2007.

We ended the year with a very healthy $18.3 million of cash and cash equivalents on the balance sheet. Strong operating cash flow and prudent capital expenditures contributed to this level of cash on the balance sheet at year end.

Generating operating cash flow has also enabled us to continue to pay down our debt. In the past year, we repaid $7.8 million of the debt outstanding. These repayments included approximately $800,000 of pre-payments in addition to the scheduled amortization payments of $7 million.

In 2008, we initiated a share repurchase program. The board authorized a program to repurchase 500,000 shares. The intent is to make good use of our cash and given where the shares have been trading, we feel that repurchasing shares is a good value. In 2008, we repurchased 110,098 shares and spent $798,000 doing so. Through March 31st of this year we have repurchased 95,267 shares and have spent $611,000 doing so.

Slide 6: Debt Ratio

As a management team, we focus not only on our ability to generate adjusted EBITDA, but also on the amount of debt outstanding and the resultant leverage ratio. In this slide, three years of data are presented – 2006 through 2008. The blue bar represents the outstanding long term debt, including current maturities at the end of each year, and the gray bar represents the adjusted EBITDA for those same years. The striped bars represent net debt which is long term debt plus preferred stock less cash, cash equivalents and short-term investments.

At the end of 2008 our outstanding long term debt was $186.1 million. Net debt was $169.3 million, and our adjusted EBITDA was $64.4 million. Therefore the

D&E Communications, Inc.

Annual Shareholders’ Meeting

April 23, 2009

ratio of net debt to adjusted EBITDA was 2.63 times. This is substantial improvement compared to 2006 when long term debt was $207 million, net debt was $197.6 million, and adjusted EBITDA was $62.6 million. The net debt leverage ratio for that year was 3.16 times. Focus on operations of the business, improvements in productivity and investing prudently in the network, has allowed us to achieve this improvement in this ratio. This ratio compares favorably to peers in our industry.

Slide 7: 2008 Accomplishments

2008 also had a number of operational highlights. We continued our focus on growing our broadband customer base. To that end, we increased broadband subscribers by 12.3% over 2007. Additionally, we saw 13.6% of our customers upgrade their broadband speed to a higher level. We’ve built a robust network and now have our network 100% broadband capable in the RLEC markets.

We’ve continued improvement in our on-net CLEC metric. At the end of the year, 36% of our CLEC customers were served entirely on our network and an additional 59% were served through our switching platform. Providing on-net services is appealing to many customers and it also provides us with enhanced margins on services provided through our own facilities as compared to reselling another carrier’s network.

Demand for data services was robust in 2008. As business and enterprise customers think about their network and communications needs, they are placing higher value and attention on data services, particularly IP services. Revenue for services such as Metro dedicated internet access, Metro transparent LAN services, IP virtual private networks and high speed internet, which includes integrated access devices, T1s and fiber to the premise solutions, increased 79.6% over 2007. Going forward, we expect RLEC and CLEC business customers will have less reliance on access lines and more on IP data services such as the services just mentioned.

Slide 8: Total Connections – 2008

Following the theme of operating metrics, this chart shows the changes to the number of subscribers, or connections, in various categories for our company, as well as the total number of connections at the beginning of the year and at the end of the year.

Total connections is the sum of all RLEC access lines, CLEC access lines, dial-up connections, web hosting, video connections, and DSL and high speed broadband connections.

D&E Communications, Inc.

Annual Shareholders’ Meeting

April 23, 2009

Beginning on the left hand side of the chart, you’ll see that we suffered losses in RLEC access lines, dial up subscribers and web hosting customers. In 2008 we experienced a net loss of 5,498 RLEC lines. This represents a line loss rate of approximately 4.4%. While any loss is too great, this line loss rate compares favorably with many peers in the industry as you’ll see in a moment on another chart.

We did experience growth in CLEC access lines, video subscribers and DSL/ high-speed broadband subscribers. The increase in the number of CLEC access lines is relatively small. However, as I mentioned a moment ago, we see more business customers purchasing private line services, dedicated circuits, metro Ethernet, and IP data services which are not captured in the access line count metric. Revenue from private line, dedicated circuit, Metro Ethernet and IP data services increased in 2008 by $1 million or 6.5% over 2007 to approximately $16.5 million for the year.

Our total number of connections at the end of the year was 220,248 for a decrease of 936 connections.

Slide 9: Comparative Performance

I’d like to spend a moment putting into context some of our metrics compared to a group of peer companies. This peer group is not exhaustive or all inclusive, but does provide a representative sample of other companies in our industry.

This chart is segmented into three categories: Conventional ILECs, High Dividend ILECs, and RBOCs.

D&E, listed in the Conventional ILEC category and highlighted in yellow, compares very favorably on access line loss rate. In fact, our line loss rate is the lowest of the group in 2008. We also compare favorably in 2008 High-Speed Internet access (or broadband) growth rate.

Looking at financial metrics, you’ll see that year over year revenue decline in Wireline revenue is modest compared to the group. While not at the top with respect to change in Wireline Adjusted EBITDA, our performance compares well to the peer companies. Wireline Adjusted EBITDA margin for the year was in the middle of the group and has been improving over the last several years.

Slide 10: Relative Stock Performance

This chart depicts the relative stock performance for D&E Communications from December 31, 2003 through December 31, 2008. It also shows the performance of the

D&E Communications, Inc.

Annual Shareholders’ Meeting

April 23, 2009

NASDAQ US index as well as the NASDAQ telecom index. This chart assumes an investment of $100 in each of these three vehicles on December 31, 2003 with all dividends being reinvested.

As you can see, D&E stock, shown in green, has performed slightly behind both the NASDAQ US index and the NASDAQ telecom index through 2008.

Slide 11: Telecom Sector Performance

Examining our stock performance for the most recent one year period, specifically, from April 23, 2008 to April 20, 2009, you’ll see that we are down 31.6%. Telecom peers are also down, however to a lesser extent. Notably, a panel of High Dividend RLECs is down 30.4% and a panel of conventional RLECs is down 22.3% while the RBOCs are down 28.2%. For comparative purposes, I also note that the S&P 500 index is down 39.7% over this same period.

2008 and the beginning of 2009 has been a challenging time for many equities. While we do recognize that larger economic forces are at work in the capital markets, it is very frustrating to see D&E’s stock underperform other telecom peers especially in light of the favorable operating comparison I spoke about earlier. The entire management team at D&E is not satisfied with the level of our stock price. We believe the current price does not accurately reflect the intrinsic value of this company which generates cash flow from operations, has moderate leverage, and pays a dividend with an attractive yield. My team and I remain committed to managing the business in the most prudent fashion in order to deliver value to our shareholders.

Slide 12: Recent Corporate Actions

To that end, we have undertaken a number of corporate actions to reduce costs and remain competitive. Earlier this year, we announced a pension plan hard freeze for non-union employees effective December 31, 2009. This action will stop all future pension accruals for this group and thereby limit our liability in this area.

We also eliminated wage increases for exempt employees this year. Non exempt, non-union employees were not affected by this action. In order to ensure that we operate as efficiently as we can from a staffing perspective, we have offered a one time payment opportunity for retirement eligible non-union employees. The majority of those who took advantage of this program will leave the payroll by July 1st of this year. We expect to save $270,000 in wages in 2009 and $609,000 annually thereafter, assuming no backfill for any of these positions.

D&E Communications, Inc.

Annual Shareholders’ Meeting

April 23, 2009

The cost of this program was $171,000 and was recorded as a first quarter 2009 expense.

The company has also reduced the number of vehicles in the fleet to minimize fuel, maintenance and insurance costs. In an economic environment such as this one, it becomes even more important for a company to prudently manage its cash. We’ll continue to pay down debt and reinvest in the business at an appropriate level. In 2008, we reduced our capital spending plan to $22.5 million. For 2009, our plan calls for $18 million of capital investment.

Safety and preservation of cash is also important. We’ve taken steps to insure our cash balance is invested conservatively and insured under FDIC programs to the greatest extent possible.

Slide 13: Corporate Focus

Cost control measures play an important part in our company’s success, but equally important are those focus areas that drive revenue and improve performance.

Our intent is to continue leveraging our IP infrastructure to grow IP data services revenue. As previously mentioned, business customers are seeking enhanced data solutions in order to effectively run their organizations. Our products and services such as Multi-Protocol Label Switching, or MPLS, IP Virtual Private Networks, and Wireless Metro Ethernet are the next generation solutions that these customers are seeking.

We’ll continue to look for and capitalize on opportunities in our CLEC markets by further penetrating those markets with additional value added services and expanding our presence in certain locations.

Last year we made great strides in the performance of Systems Integration. Our task is to continue that performance improvement. Our plan is to leverage our unique technical skills to implement new products for our customers. We’ll provide network support, assessments and design services as our customers face the task of managing increasing complex networks and technology solutions.

Our Haywire team provides onsite and remote technology installation and repair solutions for residential and small business customers. This offering is relatively new and is experiencing the start-up pains of most new services. We’re working to improve the financial performance of this service offering by integrating the service delivery with our current operations, and also by being responsive and ensuring that technology solutions align with our customers’ needs.

D&E Communications, Inc.

Annual Shareholders’ Meeting

April 23, 2009

Slide 14: Products and Services

Digging one layer below our Corporate Focus is our Products and Services Strategy.

We’ve seen that customers are looking for broad, integrated solutions. Combinations of products and services deliver more value than a single product.

Our product strategy is to deliver solutions to our customers that are complementary with each other. For example, developing and delivering IP Data services allows us to augment that with our Systems Integration solutions as well as our Co-location and Business Continuity services. Another example is providing our Broadband DSL and Cable modem services which then allow us to market to that customer base with our Haywire and wireless local area network support within customers’ homes and small businesses. Our concept is to layer services complementary to each other.

Over the last few years, we’ve invested heavily to build and deploy a state-of-the-art IP network. This network allows us to sell IP data services which provide the foundation for multiple products and services. Transport is the base service off of which we can then sell IP VPN’s that support remote and multi-location customers. From there, we have the opportunity to deliver hosted applications over the network.

This product strategy gets us close to our customers such that we become their trusted advisor.

Slide 15: Fiscal Year 2007 Financial Report, Thomas E. Morell, Chief Financial Officer

That’s a quick look at operational results for 2008 and our focus areas for 2009. At this point I’d like to turn it over to Mr. Thomas Morell, our CFO for the financial report.

Slide 16: Historical Financial Summary - Consolidated

As Jim mentioned, my name is Thomas Morell and I am the Chief Financial Officer of D&E Communications, Inc. (“D&E”). My first slide shows D&E’s consolidated operating revenues, adjusted EBITDA, operating income and net income for the fiscal years ended 2006, 2007, and 2008. I will concentrate on the financial results for 2008 as they compare to the results in 2007, on this slide and

D&E Communications, Inc.

Annual Shareholders’ Meeting

April 23, 2009

on the next few slides that show annual data for each of the company’s business segments.

You will note that we are showing adjusted EBITDA on this slide and throughout the financial report presentation. It is consistent with how we evaluate the performance of our business segments and we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. D&E calculates adjusted EBITDA by adding depreciation, amortization and goodwill and intangible asset impairments to operating income. As Jim noted on one of the first slides of the presentation, adjusted EBITDA is a non-GAAP measure under Regulation G of the United States Securities and Exchange Commission (SEC). In compliance with this regulation, we have provided a slide in this presentation that reconciles adjusted EBITDA to the net income / (loss) for each period that it has been used.

Consolidated annual operating revenues in 2008 were $149.5 million, a decrease of $3.1 million, or 2.0%, from the $152.6 million of operating revenues recorded in fiscal year 2007. Consolidated annual operating expenses increased $32.4 million, or 25.3%, to $160.3 million in 2008 from $127.9 million in 2007, mainly due to the non-cash intangible asset impairments totaling $45.8 million in the Wireline segment during the year. The intangible asset impairments were the major reason we recorded an operating loss of $10.9 million in 2008 compared to operating income of $24.6 million in 2007. However, as Jim mentioned, adjusted EBITDA for 2008 was $64.4 million, an increase of approximately $400,000 over the $64.0 million recorded in 2007.

Slide 17: Historical Financial Summary - Wireline Segment

The next slide shows operating revenues, adjusted EBITDA and operating income for the Wireline segment. Note that segment information does not include net income because we do not allocate income taxes and interest among the segments.

We recorded Wireline operating revenues of $143.9 million during the year 2008, a decrease of $1.7 million, or 1.2%, compared to the year 2007, primarily due to lower network access revenue of $3.9 million and lower directory revenue of $831,000, partially offset by increases in communication services revenue of $2.4 million and other revenue of $592,000. The reductions in network access revenue included $2.1 million primarily due to lower NECA settlements, $1.3 million primarily due to lower minutes of use, $540,000 due to lower subscriber line charges as a result of the decline in RLEC access lines, and $192,000 from changes in routing of long distance calls. These reductions were partially offset by a special network access revenue increase of $291,000 due to a higher average rate per circuit. Communication services revenue increased primarily

D&E Communications, Inc.

Annual Shareholders’ Meeting

April 23, 2009

from additional DSL/high-speed Internet revenue of $2.1 million attributable to subscriber growth, co-location and web-hosting revenue of $366,000 and video revenue of $275,000, partially offset by a reduction in dial-up Internet revenue of $382,000.

We completed an interim impairment evaluation of goodwill and intangible assets as of December 31, 2008 as a result of the recent decline in the economic environment, a decline in our stock price and market capitalization, and recent updates to our estimates of future regulated cash flows. The interim impairment evaluation did not indicate an impairment of goodwill, however, our estimate of the future regulated cash flows of our Conestoga Telephone and Buffalo Valley Telephone RLECs indicated that there was an impairment of the franchise intangible asset. The franchise intangible assets were recorded as a result of the 2002 acquisition by D&E Communications of Conestoga Enterprises, Inc., including its two Rural Local Exchange Carriers, Buffalo Valley Telephone Company and Conestoga Telephone and Telegraph Company. The reduction in the estimated future regulated cash flows was the result of management’s most recent estimates of reductions in access lines, and corresponding reductions in minutes of use, long distance revenues and network access revenues that are associated with access lines. Therefore, we recognized a non-cash intangible asset impairment charge of $19.6 million, or $11.5 million after tax, in the fourth quarter of 2008. This amount is in addition to the impairment of $26.2 million, or $15.3 million after tax, which we previously recorded in the second quarter of 2008 as a result of our annual impairment test. The key factors that must be estimated to determine the fair value of intangible assets include future cash flows, discount rates, long-term growth rates and other assumptions. In evaluating impairment, we consider the effects of competition, the regulatory environment and current economic factors in our estimates of the expected future cash flows derived from such intangibles.

Other changes in operating expenses during 2008 in the Wireline segment included a reduction in depreciation and amortization expense of $4.7 million from the prior year due to changes in asset lives and certain fixed assets becoming fully depreciated. Operating expenses, other than depreciation, amortization and the intangible asset impairments, decreased by approximately $501,000 during 2008 compared to 2007. Expenses that experienced increases included costs of goods sold, other operating taxes, regulatory fees, actuary fees, wages, electricity costs, and maintenance expenses. These increases were offset by reductions in 2008 to benefits costs, directory expense, incentive plan expenses, and costs of services. The net reduction in operating expenses partially offset the reductions in operating revenues in the Wireline segment mentioned previously and resulted in adjusted EBITDA for the Wireline segment declining by approximately $1.2 million.

D&E Communications, Inc.

Annual Shareholders’ Meeting

April 23, 2009

Slide 18: Historical Financial Summary - Systems Integration Segment

Our Systems Integration segment recorded positive adjusted EBITDA of $31,000 during 2008, a $2.0 million improvement over its adjusted EBITDA for fiscal year 2007. Operating revenues declined $1.6 million due to lower equipment sales of $1.0 million and the expiration of a contract with a retail services customer in the first quarter of 2007. The decline in equipment sales also resulted in a reduction in costs of products sold of $914,000, thus having a minimal impact on adjusted EBITDA and operating income.

Slide 19: Historical Financial Summary - Capital Expenditures

This slide shows our capital expenditures over the past three years. You will note that approximately 65% to 70% of our capital expenditures in each year are in the Network and Outside Plant categories. These expenditures are consistent with the Company’s strategic priorities of continuing to invest in our network in order to be able to capture the broadband connection to the customer, to satisfy the broadband deployment commitment in our RLEC territories that we made to the Pennsylvania Public Utility Commission, and to increase the number of on-net customers that we can serve in our CLEC markets. As of December 31, 2008, we have met that broadband commitment in our RLEC territories and we plan on capital expenditures to approximate $18 million in 2009, due in part, to having met that commitment.

Slide 20: Selected Uses of Cash

This slide shows selected uses of cash during the past three years. The cash payments that we made for our capital program increased in 2008 from 2007 by approximately $2.2 million, however the majority of the increase was due to timing of invoice payments. The amount of capital purchases in accounts payable at the end of 2008 was approximately $2.2 million less than the amount in accounts payable at year-end 2007. Interest payments declined in 2008 due to the combination of a reduction in the amount of long-term debt outstanding throughout the year and lower short-term interest rates that prevailed during 2008 compared to 2007.

Principal payments that we made on our long-term debt decreased to $7.8 million in 2008 from $13.1 million in 2007, mainly due to $6.0 million in voluntary prepayments that were made in 2007 compared to $750,000 in prepayments in 2008. Income taxes paid increased in 2008, however, due in part to the pension contributions that I will discuss in a moment, we ended the year with a prepaid tax balance of approximately $6.5 million. Cash dividends remained fairly consistent at just under $7 million in all three years and the share repurchase

D&E Communications, Inc.

Annual Shareholders’ Meeting

April 23, 2009

program initiated in 2008, that Jim mentioned earlier, spent approximately $800,000.

We contributed a total of $6.3 million to the defined benefit pension plans in 2008. During the year 2008, our pension plan assets declined in value by approximately 29%. We estimate that we will contribute $14.3 million to our pension plans in 2009, $10.1 million of which has been contributed as of March 31 of this year and is tax deductible for the 2008 tax year. We estimate that cash contributions to the pension plans will be approximately $5.3 million in 2010 and range from $4.0 to $4.6 million during the subsequent four years. These estimates assume that, among other things, actual plan asset returns are more consistent with our long term rate of return assumptions. These estimates were developed during the first quarter of 2009, applying funding assumptions as of December 31, 2008 to our 2009 plan valuation data.

Slide 21: Reconciliation of Adjusted EBITDA to Net Income

This slide reconciles Adjusted EBITDA to net income for each of the years 2006, 2007 and 2008 as required by SEC Regulation G. You will note that each reconciling item is a line item on D&E’s Consolidated Statement of Operations.

Slide 22: Reconciliation of Adjusted EBITDA to Operating Income

This slide reconciles segment Adjusted EBITDA to segment operating income for each of the years 2006, 2007 and 2008.

That concludes my financial report. At this point, I will turn it back to Jim for a few final comments and some special presentations.

Slide 23: Summary

Thanks, Tom. I’d like to reiterate a few points about your company. D&E Communications posted strong Adjusted EBITDA in 2008. We generate cash flow from operations and enjoy a moderate leverage ratio.

We have and will continue to prudently manage our cash and invest in our business to the extent necessary to deliver great service and to generate an expected return on our investment. Understanding the importance of a return on investment, your management team places significant emphasis on a continued dividend as we plan for our sources and uses of cash.

D&E Communications, Inc.

Annual Shareholders’ Meeting

April 23, 2009

While our industry is a competitive one, we have stepped up and faced those competitive challenges. We’ll continue to defend our RLEC access line base and be proactive in providing enhanced IP data services. We’ll look to further penetrate our CLEC markets, and continue on our path of improvement in Systems Integration and Haywire service.

Your management team understands that you have placed your trust in us. We will work hard to find opportunities to deliver value to our shareholders.

Slide 24: Intro Slide - 2008 Delivering Excellence Award Winners

Slide 25 - 31: Award Slides (featuring Employee Award Winners)

Announcement of award winners by Jim Morozzi

Slide 32: Questions

Conclusion of Shareholders’ Presentation